THOMPSON COBURN LLP
                                One US Bank Plaza
                            St. Louis, Missouri 63101
                                 (314) 552-6295

                                 April 17, 2002
Wallace Funds
6600 France Avenue South
Suite 275
Edina, Minnesota 55435

Dear Gentlemen/Ladies:

         Wallace Funds (the "Trust") was established as a Delaware business trust under a Certificate of Trust filed August 22, 2001. The Trust is an open-end, diversified management investment company. Wallace Growth Fund, the initial series of the Trust (the "Fund"), has filed a Registration Statement on Form N-1A with the Securities and Exchange Commission, as amended (SEC File No. 333-68672; 811-10485) (the "Registration Statement"), to register an unlimited number of shares of beneficial interest (the "Shares"). You have requested our opinion regarding certain matters in connection with the issuance by the Fund of the Shares.

         We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Fund's Agreement and Declaration of Trust, By-laws, minutes of meetings of its Board of Trustees, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the Fund's Agreement and Declaration of Trust and Bylaws, and the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, the Shares will be legally issued, fully paid and non-assessable by the Fund. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

            We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 3 to the Registration Statement to be filed with the Securities and Exchange Commission.

                                                         Sincerely yours,


                                                         THOMPSON COBURN LLP